Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ZONARE MEDICAL SYSTEMS, INC.
     ZONARE Medical Systems, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:
1.	That the corporation was incorporated on April 27, 1999, under the name NovaSonics, Inc. pursuant to the General Corporation Law, the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 27, 1999, and the Amended and Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 23, 2007.

2.	This amendment to the Amended and Restated Certificate of Incorporation of the corporation herein certified was duly adopted by this corporation’s Board of Directors in accordance with the applicable provisions of Section 141 and Section 242 of the General Corporation Law of the State of Delaware, and this corporation’s stockholders by written consent in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

3.	The first paragraph of Article Four of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
     FOUR. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is 192,455,000, with a par value of $0.001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 123,382,150, with a par value of $0.001 per share, 18,362 of which are designated “Series A Preferred Stock,” 135,713 of which are designated “Series B Preferred Stock,” 374,445 of which are designated “Series C Preferred Stock,” 3,918,630 of which are designated “Series D Preferred Stock,” 45,480,000 of which are designated “Series E Preferred Stock,” and 37,000,000 of which are designated “Series F Preferred Stock;” and 36,455,000 of which are designated “Series G Preferred Stock”.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Donald Southard, its Chief Executive Officer, this 1st day of October, 2007.

ZONARE MEDICAL SYSTEMS, INC.
/s/ Donald Southard
Donald Southard, Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ZONARE MEDICAL SYSTEMS, INC.
     ZONARE Medical Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:
1.	That the corporation was incorporated on April 27, 1999 under the name NovaSonics, Inc. pursuant to the General Corporation Law.

2.	Pursuant to Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this corporation.

3.	The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
     ONE. That the name of the corporation is: ZONARE Medical Systems, Inc. (the “Corporation”).
     TWO. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.
     THREE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
     FOUR. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is 175,000,000, with a par value of $0.001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 105,927,150, with a par value of $0.001 per share, 18,362 of which are designated “Series A Preferred Stock,” 135,713 of which are designated “Series B Preferred Stock,” 374,445 of which are designated “Series C Preferred Stock,” 3,918,630 of which are designated “Series D Preferred Stock,” 45,480,000 of which are designated “Series E Preferred Stock,” and 37,000,000 of which are designated “Series F Preferred Stock;” and 19,000,000 of which are designated “Series G Preferred Stock”.
     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock.

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as set forth below:
     Section 1. Dividends. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends in an amount equal to $2.40, $5.60, $5.60, $0.25, $0.075, $0.066 and $0.069, respectively, per share per annum (appropriately adjusted for any stock splits, stock dividends, recapitalization and the like), when and if declared by the Corporation’s Board of Directors; provided, however, that no amounts shall be paid on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock unless and until such time as the dividend payable to the holders of Series G Preferred Stock has been declared and set aside for payment; provided further that no amounts shall be paid on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock unless and until such time as the dividends payable to the holders of Series F Preferred Stock and Series G Preferred Stock have been declared and set aside for payment; and provided further that no amounts shall be paid on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock unless and until such time as the dividends payable to the holders of Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock have been declared and set aside for payment. So long as any shares of Preferred Stock shall be outstanding, no dividend shall be paid or declared, nor shall any other distribution be made, on the Common Stock in any year, other than dividends payable solely in capital stock, until all dividends for such year have been declared and paid on the Preferred Stock, and no dividends on the Common Stock shall be paid unless the amount of such dividend on the Common Stock is also paid on the Preferred Stock on an as-converted to Common Stock basis.
     Section 2. Liquidation Preference.
          (a) In the event of any liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), either voluntary or involuntary, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or Series F Preferred Stock, by reason of their ownership of such stock, the holders of Series G Preferred Stock shall be entitled to receive for each outstanding share of Series G Preferred Stock then held by them an amount equal to $1.0742375, plus any declared and accrued but unpaid dividends on such share (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), plus any amounts that may be received under Section 2(f) hereof, if any.
          (b) Subject to and following payment in full of the amounts payable to the holders of Series G Preferred Stock pursuant to Section 2(a), in the event of a Liquidation Event, either voluntary or involuntary, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock

by reason of their ownership of such stock, the holders of Series F Preferred Stock shall be entitled to receive for each outstanding share of Series F Preferred Stock then held by them an amount equal to $1.03625, plus any declared and accrued but unpaid dividends on such share (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), plus any amounts that may be received under Section 2(f) hereof, if any.
          (c) Subject to and following payment in full of the amounts payable to the holders of Series G Preferred Stock and Series F Preferred Stock pursuant to Section 2(a) and Section 2(b), respectively, in the event of a Liquidation Event, either voluntary or involuntary, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, by reason of their ownership of such stock, the holders of Series E Preferred Stock shall be entitled to receive for each outstanding share of Series E Preferred Stock then held by them an amount equal to $0.92565, plus any declared and accrued but unpaid dividends on such share (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), plus any amounts that may be received under Section 2(f) hereof, if any.
          (d) Subject to and following payment in full of the amounts payable to the holders of Series G Preferred Stock, Series F Preferred Stock and Series E Preferred Stock pursuant to Section 2(a), Section 2(b) and Section 2(c), respectively, in the event of a Liquidation Event, either voluntary or involuntary, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the “Junior Preferred Stock”) shall be entitled to receive for each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, as the case may be, then held by them an amount equal to $30.00, $70.00, $70.00, and $3.066, respectively, plus any declared and accrued but unpaid dividends on such share (each as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), plus any amounts that may be received under Section 2(f) hereof, if any.
          (e) If, upon such Liquidation Event, the assets of the Corporation are insufficient to provide for the cash payment of the full aforesaid preferential amount to the holders of Preferred Stock, such assets as are available shall be distributed ratably among (i) first, the holders of Series G Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to Section 2(a), until the full amounts payable to them pursuant to Section 2(a) have been made, (ii) second, to the extent funds remain available for distribution, the holders of Series F Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to Section 2(b), until the full amounts payable to them pursuant to Section 2(b) have been made, (iii) third, to the extent funds remain available for distribution, the holders of Series E Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to Section 2(c), until the full amounts payable to them pursuant to Section 2(c) have been made, and then (iv) to the extent funds remain available for distribution, the holders of Junior Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to Section 2(d).

          (f) Upon a Liquidation Event, and after payment to the holders of Preferred Stock of the amounts to which they are entitled pursuant to Section 2(a), Section 2(b), Section 2(c) and Section 2(d) above, all assets and funds of the Corporation that remain legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be distributed ratably among the holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock held by them or issuable upon the conversion of the Preferred Stock held by them and based on the total number of shares of Common Stock outstanding, including shares issuable upon conversion of the outstanding Preferred Stock until all assets legally available for distribution have been distributed.
          (g) For the purposes of this Section 2, a Liquidation Event shall be deemed to be occasioned by, and to include, the Corporation’s sale, lease or other disposition of all or substantially all of its assets, the sale or exclusive license of all or substantially all of the Corporation’s intellectual property other than in the ordinary course of the Corporation’s business, or the acquisition of the Corporation by another person, group of affiliated persons or entity by means of merger or consolidation or any transaction or series of related transactions to which the Corporation is a party resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring person, group of affiliated persons or entity, unless the stockholders of the Corporation (together with all affiliates) hold at least a majority of the voting power of the surviving entity in such a transaction; provided, however, that the holders of at least sixty percent (60%) of the outstanding shares of Series F Preferred Stock and Series G Preferred Stock, voting together as a single class, may determine (by vote or by written consent) that any of the transactions set forth in this Section 2(g) does not constitute a Liquidation Event.
          (h) Notwithstanding subsections (a), (b), (c), (d), (e) and (f) of this Section 2, solely for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, upon the closing of any Liquidation Event and at each date after the closing on which additional amounts (such as earnout payments, escrow amounts or other contingent payments) are paid to the stockholders of the Corporation as a result of the Liquidation Event (each a “Payment Date”), each holder of Preferred Stock shall be entitled to receive, for each share of Preferred Stock held upon the closing of such Liquidation Event, out of the proceeds distributed to stockholders of the Corporation on such Payment Date, an amount equal to: (A) the greater of the amount of cash, securities or other property to which such holder would have been entitled (after taking into account the operation of this Section 2(h) with respect to all series of Preferred Stock and treating the distributions made upon such Payment Date and all prior Payment Dates as having been made simultaneously upon the closing of the Liquidation Event): (i) pursuant to subsections (a), (b), (c), (d) or (e) of this Section 2; or (ii) if all shares of Preferred Stock in such series had converted to Common Stock immediately preceding such Liquidation Event; reduced by (B) the amount per share paid to such holder (with respect to its Preferred Stock in such series) in the aggregate on all prior Payment Dates.
          (i) If any of the assets of the Corporation are to be distributed under this Section 2, or for any other purpose, in a form other than cash, then, subject to the provisions of Section 2(j), the Board of Directors shall be empowered to and shall promptly determine in good faith the value of the assets to be distributed to the holders of Preferred Stock or Common Stock.

The Corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Preferred Stock or Common Stock.
          (j) If the Corporation distributes securities pursuant to this Section 2 and the value of such securities is not determined pursuant to a separate agreement relating to such distribution, such securities shall be valued as follows:
               (i) Securities not subject to restrictions on free marketability:
                    (A) If traded on a securities exchange or the NASDAQ Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system over a thirty-day (30-day) period ending three (3) days prior to the applicable determination date;
                    (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day (30 day) period ending three (3) days prior to the applicable determination date; and
                    (C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.
               (ii) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate of the Corporation) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.
          (k) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than two (2) business days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least sixty percent (60%) of the voting power of all then outstanding shares of such Preferred Stock.
     Section 3. Conversion. The holders of Preferred Stock shall have conversion rights as follows:
          (a) Right to Convert.
               (i) Generally. Subject to this Section 3(a), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Conversion Value (as defined below) of such share of Preferred Stock by the Conversion Price (as defined below) at the time in effect for a share of such series of Preferred Stock (the “Conversion Rate”). Subject to adjustment under Section 3(a)(ii), the “Conversion Value” per share of (A) Series A Preferred Stock shall be $30.00, (B) Series B Preferred Stock shall be $70.00, (C) Series C Preferred Stock shall be $70.00, (D) Series D Preferred Stock shall be $3.066, (E) Series E Preferred Stock shall be $0.92565, (F) Series F Preferred Stock shall be $0.829 and (G) Series G Preferred Stock shall be $0.85939. The “Conversion Price” per share of (A) Series A Preferred Stock initially shall be $5.8665, (B) Series B Preferred Stock initially shall be $6.96, (C) Series C Preferred Stock initially shall be $4.459, (D) Series D Preferred Stock initially shall be $3.066, (E) Series E Preferred Stock shall initially be $0.92565, and (F) Series F Preferred Stock initially shall be $0.829 and (G) Series G Preferred Stock initially shall be $0.85939, each as subject to adjustment from time to time as provided below.
          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the earlier of (i) the closing of a firm commitment public offering underwritten by a nationally recognized investment bank pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public: (A) at a price of not less than $1.50 per share (as adjusted for stock splits, dividends, recapitalizations and the like) and (B) involving aggregate net proceeds to the Corporation (after underwriting discounts, commissions and fees) of not less than $40,000,000 or (ii) the consent of holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock voting as a single class on an as-converted to Common Stock basis (an “Automatic Conversion Event”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 3(d).
          (c) INTENTIONALLY OMITTED
          (d) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all shares of Preferred Stock held by such holder to be converted, such that the maximum number of whole shares of Common Stock is issued to such holder upon conversion), the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Corporation’s Common Stock as determined by the Corporation’s Board of Directors. Upon conversion of the Preferred Stock to Common Stock pursuant to this section, the Corporation shall promptly pay in cash or, to the extent sufficient funds are not legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion) any declared and accrued and unpaid dividends on the shares of Preferred Stock being converted. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office of the election to convert the same. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. In the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for such Preferred Stock; and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or the transfer agent for such Preferred Stock as provided above, or the holder notifies the Corporation or the transfer agent for such Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the conversion is in connection with a public offering of securities described in Section 3(b), the conversion may be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.
          (e) Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to this Section 3, the shares of Preferred Stock so converted shall be canceled and shall not be reissued by the Corporation.
          (f) Adjustment of Conversion Price of Preferred Stock. The Conversion Prices shall be subject to adjustment from time to time as follows:
               (i) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. Any adjustment under this Section 3(f)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.
               (ii) Adjustments for Stock Dividends and Other Distributions. In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the Corporation not made on a pro rata basis) payable in property, in securities of other persons or of the Corporation other than shares of Common Stock or evidences of indebtedness of other persons or of the Corporation, and other than as otherwise adjusted for in this Section 3 or as provided for in Section 1 in connection with a dividend, then and in each such event the holders of Preferred Stock shall receive, at the time of such distribution, the amount of any such distribution that they would have received had their Preferred Stock been converted into Common Stock immediately prior to the date of such event. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 3(f) to reflect the actual payment of such dividend or distribution.
               (iii) Adjustments for Reorganizations, Reclassifications or Similar Events. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.
               (iv) Adjustments for Certain Issues. In addition to the adjustment of the applicable Conversion Prices for the Preferred Stock provided above, the applicable Conversion Price of each series of Preferred Stock shall be subject to further adjustment from time to time as follows:
                    (A) Special Definitions.
                         (1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities;
                         (2) “Original Issue Date” shall mean the date hereof for each series of Preferred Stock;
                         (3) “Convertible Securities” shall mean securities convertible, either directly or indirectly, into or exchangeable for Common Stock;
                         (4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued):

                              i) upon conversion of shares of Preferred Stock;
                              ii) to employees, consultants or directors pursuant to stock option, stock grant, stock purchase or similar plans or arrangements approved by the Board of Directors, (including the approval of at least two of the three Preferred Directors (as hereinafter defined)), including without limitation upon the exercise of Options thereunder;
                              iii) to equipment lessors, banks, financial institutions or similar entities in transactions approved by the Board of Directors (including the approval of at least two of the three Preferred Directors (as hereinafter defined)), the principal purpose of which is other than the raising of equity financing;
                              iv) as a dividend or other distribution in connection with which an adjustment to the Conversion Price is made pursuant to Section 3(f)(i), (ii) or (iii); or
                              v) in a merger or acquisition approved by the Board of Directors (including the approval of at least two of the three Preferred Directors (as hereinafter defined));
                              vi) if the holders of at least 60% of the then outstanding shares of Preferred Stock voting as a single class on an as-converted to Common Stock basis agree in writing that such shares shall not constitute Additional Shares of Common Stock.
                    (B) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made pursuant to Section 3(f)(iv)(D) unless the consideration per share for an Additional Share of Common Stock issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) by the Corporation is less than the Conversion Price of the Series G Preferred Stock in effect on the date of, and immediately prior to, such issue, and provided that any such adjustment shall not have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price existing immediately prior to such adjustment.
                    (C) Deemed Issue of Additional Shares of Common Stock. Except as otherwise provided in Section 3(f)(iv)(A) or 3(f)(iv)(B), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                         (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of such Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
                         (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease;
                         (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
                              i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and
                              ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
                         (4) no readjustment pursuant to Section 3(f)(iv)(C)(2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price existing immediately prior to the original adjustment with respect to the issuance of such Options or Convertible Securities, as adjusted for any Additional Shares of Common Stock issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) between such original adjustment date and such readjustment date;
                         (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options; and

                         (6) in the case of any Option or Convertible Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.
                         (7) if (i) the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Dilutive Issue (as defined below) (the “First Dilutive Issue”), and (ii) the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Dilutive Issue other than the First Dilutive Issue pursuant to the same instruments as the First Dilutive Issue (a “Subsequent Dilutive Issue”), then in addition to adjustment with respect to the First Dilutive Issue, in each Subsequent Dilutive Issue the applicable Conversion Price shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issue and each Subsequent Dilutive Issue all occurred on the closing date of the First Dilutive Issue.
                    (D) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. Subject to the limitation set forth in Section 3(f)(iv)(B), above, if Additional Shares of Common Stock are issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) without consideration or for a consideration per share (computed on an as-converted to Common Stock basis) less than the effective applicable Conversion Price of the Series G Preferred Stock (the “Adjustment Trigger Price”) in effect on the date of, and immediately prior to, such issue (a “Dilutive Issue”), then and in such event such existing applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Adjustment Trigger Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purposes of this Section 3(f)(iv)(D), all shares of Common Stock issuable upon exercise of outstanding Options and upon conversion of outstanding Convertible Securities and Preferred Stock shall be deemed to be outstanding.
                    (E) Determination of Consideration. For purposes of this Section 3(f)(iv), the consideration received by the Corporation for any Additional Shares of Common Stock issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) shall be computed as follows:
                         (1) Cash and Property. Such consideration shall:
                              i) insofar as it consists of cash, be computed as the aggregate amount of cash received by the Corporation after deducting any commissions, compensation or concessions paid by the Corporation with respect to such issuance;
                              ii) insofar as it consists of securities and the value of such securities is not determinable by reference to a separate agreement, (A) if the securities are then traded on a national securities exchange or the NASDAQ Global Market (or a similar national quotation system), then the value shall be computed based on the average of the closing prices of the securities on such exchange or system over the thirty-day (30-day) period ending on the date of receipt by the Corporation, (B) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the thirty-day (30-day) period ending on the date of receipt by the Corporation, and (C) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt by the Corporation, as determined in good faith by the Board of Directors of the Corporation;
                              iii) insofar as it consists of property other than cash and securities, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board of Directors of the Corporation; and
                              iv) if Additional Shares of Common Stock are issued (or, pursuant to Section 3(f)(iv)(C), deemed to be issued) together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i), (ii) and (iii) above, as determined in good faith by the Board of Directors of the Corporation.
                         (2) Options and Convertible Securities. The consideration received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(f)(iv)(C), relating to Options and Convertible Securities, shall be the sum of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus (y) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
          (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Preferred Stock.
          (h) Notices of Record Date. In the event of taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
          (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          (j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given 5 days after having been sent by registered or certified mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.
     Section 4. Redemption.
          (a) At any time after February 22, 2011, and at the election of the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock, voting together as a single class (on an as-converted to Common Stock basis), the Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Preferred Stock which have not been converted into Common Stock pursuant to Section 3 hereof in three (3) equal annual installments (each a “Redemption Date”). The Corporation shall redeem the shares of Preferred Stock by paying in cash an amount per share equal to the Conversion Value for each series of Preferred Stock (as adjusted for stock splits, stock dividends, recombinations, reclassifications and the like), plus an amount equal to all declared, accrued and unpaid dividends thereon (the “Redemption Price”). The number of shares of Preferred Stock that the Corporation shall be required under this Section 4 to redeem on any one (1) Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Preferred Stock outstanding immediately prior to the Redemption Date by (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).
          (b) Any redemption effected pursuant to Section 4(a) shall be made first, with respect to the Series G Preferred Stock, second, with respect to the Series F Preferred Stock, third, with respect to the Series E Preferred Stock and fourth, on a pro rata basis among the holders of the remaining series of Preferred Stock in proportion to the shares of Preferred Stock then held by them.
          (c) At least fifteen (15), but no more than thirty (30), days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the

Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price and the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding any other provision in this Article FOUR, Section 4 to the contrary, if a holder of Preferred Stock notifies the Corporation in writing within ten (10) days of receipt of a Redemption Notice that such Holder elects not to have the shares of Preferred Stock held by such Holder redeemed, the Corporation shall not redeem such shares at the applicable Redemption Date and the provisions of this Article FOUR, Section 4 shall not apply for purposes of the applicable Redemption Date.
          (d) From and after the date that the Redemption Price is paid in full, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds legally available for redemption of the Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Redemption Prices, the Corporation shall effect such redemption first, pro rata among the holders of Series G Preferred Stock, second pro rata among the holders of Series F Preferred Stock, third, pro rata among the holders of Series E Preferred Stock, and fourth pro rata among the holders of the remaining series of Preferred Stock. If the entire amount available for redemption is insufficient to fully redeem the Series G Preferred Stock then being redeemed pursuant to the terms hereof, each holder of Series G Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption for all series of Preferred Stock, the numerator of which is the number of shares of Series G Preferred Stock held by such holder with each number multiplied by the Redemption Price of each share of Series G Preferred Stock held by such holder, and the denominator of which is the number of shares of Series G Preferred Stock outstanding multiplied by the Redemption Price of each such outstanding share of Series G Preferred Stock. If after making or setting aside payment of the Redemption Price payable to the holders of the Series G Preferred Stock, the entire amount remaining available for redemption is insufficient to fully redeem the Series F Preferred Stock then being redeemed pursuant to the terms hereof, each holder of Series F Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption for all series of Preferred Stock, the numerator of which is the number of shares of Series F Preferred Stock held by such holder with each number multiplied by the Redemption Price of each share of Series F Preferred Stock held by such holder, and the denominator of which is the number of shares of Series F Preferred Stock outstanding multiplied by the Redemption Price of each such outstanding share of Series F Preferred Stock. If after making or setting aside payment of the Redemption Price payable to the holders of the Series G Preferred

Stock and Series F Preferred Stock then being redeemed pursuant to the terms hereof, the entire amount remaining available for redemption is insufficient to fully redeem the Series E Preferred Stock then being redeemed pursuant to the terms hereof, each holder of Series E Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption for all series of Preferred Stock, the numerator of which is the number of shares of Series E Preferred Stock held by such holder with each number multiplied by the Redemption Price of each share of Series E Preferred Stock held by such holder, and the denominator of which is the number of shares of Series E Preferred Stock outstanding multiplied by the Redemption Price of each such outstanding share of Series E Preferred Stock. If after making or setting aside payment of the Redemption Price payable to the holders of the Series G Preferred Stock, Series F Preferred Stock and Series E Preferred Stock then being redeemed pursuant to the terms hereof, the entire amount remaining available for redemption is insufficient to fully redeem the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption for all series of Preferred Stock, the numerator of which is the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by such holder with each number multiplied by the Redemption Price of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by such holder, and the denominator of which is the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock outstanding multiplied by the Redemption Price of each such outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem in accordance with the priorities provided in this Article FOUR, Section 4, the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.
          (e) On or prior to each Redemption Date, the Corporation may deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 4(c) above. As of the Redemption Date, the deposit shall constitute full payment for the shares to their holders, and from and after the Redemption Date the shares so designated for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 4(e) for the redemption of shares thereafter converted into shares of the

Corporation’s Common Stock pursuant to Section 3 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 4(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.
     Section 5. Voting.
          (a) General. Except as otherwise required by law, each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock so held could be converted (assuming that such shares are converted at the then-effective applicable Conversion Rate) at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein (including without limitation Section 5(b) and Section 5(c)), all shares of all series of Preferred Stock and all shares of Common Stock shall vote together as a single class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted, assuming that such shares could be converted at the then-effective applicable Conversion Rate) be rounded down to the nearest whole number.
          (b) Election of Directors. The Corporation shall have no more than seven (7) directors. The holders of shares of Series F Preferred Stock, voting separately as a class, shall be entitled to elect one (1) director of the Corporation. The holders of shares of Series E Preferred Stock, voting separately as a class, shall be entitled to elect two (2) directors of the Corporation (such directors, together with the director elected solely by the holders of Series F Preferred Stock, the “Preferred Directors”). Any remaining directors shall be elected by the holders of a majority of the Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. Any director elected solely by the holders of a particular class/series of Common Stock and/or Preferred Stock may be removed during such director’s term of office, either for or without cause, by and only by the affirmative vote of the holders of at least a majority of the outstanding shares of such class/series of Common Stock or Preferred Stock given at a special meeting of stockholders duly called or by an action by written consent for that purpose.
          (c) Approval by Preferred Stock. In addition to any other class vote that may be required by law, so long as any shares of Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent) of the holders of at least sixty percent (60%) of the then outstanding shares of Preferred Stock, voting as a separate class on an as-converted to Common Stock basis:
               (i) consummate any Liquidation Event, including those events set forth in Section 2(f), or conduct the Corporation’s initial public offering;

               (ii) amend or repeal any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws in any way that adversely affects the holders of the Preferred Stock;
               (iii) alter or change the rights, preferences or privileges of, or add any provision to, the Preferred Stock in a manner that is adverse to the holders of Preferred Stock, through amendment hereof or of the bylaws, or by merger, consolidation or otherwise;
               (iv) create any new class or series of capital stock having any rights, preferences, or privileges superior to or on parity with the Preferred Stock or any series thereof, whether by amendment, classification, merger, consolidation or otherwise;
               (v) increase or decrease the number of shares of Preferred Stock authorized for issuance hereunder;
               (vi) pay or declare any dividend or make any distribution or permit any subsidiary to pay or declare any dividend or make any distribution;
               (vii) unless approved by the Board of Directors and at least two of the three Preferred Directors, redeem or repurchase, directly or indirectly (including through a subsidiary) any shares of Common Stock or any series of Preferred Stock other than (i) pursuant to equity incentive agreements with employees or service providers giving the Corporation the right to repurchase shares at the lower of fair market value or cost upon the termination of employment or services, respectively and (ii) pursuant to the Right of First Refusal and Co-Sale Agreement entered into among certain holders of the Corporation’s capital stock;
               (viii) unless approved by the Board of Directors (including the approval of at least two of the three Preferred Directors), create or authorize the creation of any debt security other than equipment leases or bank lines of credit; and
               (ix) increase or decrease the authorized size of the Board of Directors.
     Section 6. Consent to Distributions. Each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502 and 503 of the California Corporations Code and Sections 1 and 2 of this Article Four, to distributions made by the Corporation in connection with (i) the repurchase of shares of Common Stock at cost from employees, officers, directors or consultants of the Corporation in connection with the termination of their employment or services pursuant to agreements or arrangements approved by the Board of Directors of the Corporation, and (ii) the repurchase of shares of Preferred Stock pursuant to the terms of the Definitive Agreements.
     Section 7. Reacquired Shares. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof and shall not be issuable by the Corporation.
     Section 8. Waiver of Rights, Preferences or Privileges. Any right, preference or privilege of Series G Preferred Stock may be waived by at least a majority of the outstanding shares of Series G Preferred Stock voting as a single separate class on an as-converted to

Common Stock basis, and such waiver shall be binding on all holders of Series G Preferred Stock. Any right, preference or privilege of any outstanding series of Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock may be waived by at least seventy percent (70%) of the outstanding shares of that series of Preferred Stock voting as a single separate class on an as-converted to Common Stock basis, and such waiver shall be binding on all holders of such series of Preferred Stock.
     FIVE. The Corporation is to have perpetual existence.
     SIX. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.
     SEVEN. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.
     EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.
     NINE.
          (a) Limitation of Directors’ Liability. To the fullest extent not prohibited by the General Corporation Law of Delaware as the same exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director.
          (b) Indemnification of Corporate Agents. The Corporation may indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was a director, officer, employee benefit plan fiduciary, agent or employee of the Corporation or any predecessor of the Corporation or serves or served at the request of the Corporation or any predecessor of the Corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another Corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise.
          (c) Repeal or Modification. Neither any amendment or repeal of this Article Nine, nor the adoption of any provision of the Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     TEN. Subject to the additional approvals required by the voting provisions of Article IV, Section 5, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of stock of the Corporation (voting together as a single class on an as-if converted basis) entitled to vote pursuant to Article IV Section 5 hereof, irrespective of the provision of Section 242(b)(2) of the General Corporation Law.
     ELEVEN. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
     TWELVE. For the purposes of all applicable laws and regulations, each of the stockholders, officers and directors of the Corporation authorize 3i Technology Partners II LP, 3i Group Investments LP, 3i Pan European Technology 2004-06 LP, 3i Global Technology 2004-06 LP, 3i Group plc and affiliates of 3i Group plc (both within and outside the United States) (“3i Group”) and each other stockholder who, together with its affiliates, is subject to European Directive 95/46/EC) (“European Stockholders”) to process (but only among the 3i Group or such European Stockholder, as applicable, and its advisers and only within the meaning of European Directive 95/46/EC) any data or information concerning them which is obtained in the course of its and their due diligence and other investment business. The data and information that may be processed for such purposes shall include any information that may have a bearing on the prudence or commercial merits of investing in, or disposing of, any stock (or other investment or security) of the Company. Nothing in this authority shall entitle any 3i Group entity or an European Stockholder entity to make any disclosure of such data or information to third parties.
     The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Donald Southard, its Chief Executive Officer, this 22nd day of February, 2007.

ZONARE MEDICAL SYSTEMS, INC.
/s/ Donald Southard
Donald Southard, Chief Executive Officer